Exhibit 99.1

Hydrofarm Holdings Group Announces Fourth Quarter and Full Year 2022 Results

Shoemakersville, PA, — March 9, 2023 — Hydrofarm Holdings Group, Inc. (“Hydrofarm” or the “Company”) (Nasdaq: HYFM), a leading independent manufacturer and distributor of branded hydroponics equipment and supplies for controlled environment agriculture (“CEA”), today announced financial results for its fourth quarter and full year ended December 31, 2022.
Fourth Quarter 2022 Highlights vs. Prior Year Period:
•Net sales decreased to $61.5 million compared to $110.4 million.
•Gross Loss was $(0.5) million compared to gross profit of $18.7 million.
•Adjusted Gross Profit(1)(2) was $9.0 million compared to $23.3 million; Adjusted Gross Profit(1)(2) in the fourth quarter 2022 was unfavorably impacted by $0.7 million in inventory reserves and related charges.
•Net loss was $(35.3) million compared to net loss of $(11.0) million.
•Adjusted EBITDA(1)(2) decreased to $(8.4) million compared to $4.9 million in the prior year period; Adjusted EBITDA(1)(2) in the fourth quarter of 2022 was unfavorably impacted by $2.5 million of inventory and accounts receivable reserves and related charges.
•Generated net cash from operating activities of $6.5 million and positive Free Cash Flow(1) of $5.4 million.
•Initiated a restructuring to further right-size the Company and enable cost-savings in future periods.
Fiscal Year 2022 Highlights vs. Prior Year:
•Net sales decreased to $344.5 million compared to $479.4 million.
•Gross profit decreased to $29.3 million compared to $101.5 million.
•Adjusted Gross Profit(1)(2) was $48.2 million compared to $109.9 million; Adjusted Gross Profit(1)(2) was unfavorably impacted by $18.5 million in inventory reserves and related charges.
•Net loss decreased to $(285.4) million compared to net income of $13.4 million.
•Adjusted EBITDA(1)(2) decreased to $(21.2) million compared to $47.1 million; Adjusted EBITDA(1)(2) was unfavorably impacted by $21.4 million of inventory and accounts receivable reserves and related charges.
Full Year 2023 Outlook:
•Net sales of approximately $290 million to $310 million.
•Adjusted EBITDA(1) that is modestly positive.
•Positive Free Cash Flow(1).
(1) Adjusted Gross (Loss) Profit, Adjusted Gross Profit Margin, Adjusted Net (Loss) Income, Adjusted EPS, Adjusted SG&A, Adjusted SG&A as a percent of net sales, Adjusted EBITDA, and Free Cash Flow are non-GAAP measures. See the “Reconciliation of Non-GAAP Measures” accompanying the release.
(2) The $2.5 million of inventory and accounts receivable reserves and related charges negatively impacted Net Loss, Adjusted Net (Loss) Income, EPS, Adjusted EPS, and Adjusted EBITDA. Of the $2.5 million, $0.7 million negatively impacted Gross Profit and Adjusted Gross Profit.

Bill Toler, Chairman and Chief Executive Officer of Hydrofarm, said, “While the current operating environment remains challenging, I am encouraged that we finished 2022 with our net sales coming in at the upper end of our previously provided outlook and that we generated positive Free Cash Flow(1) for the third quarter in a row. We have experienced sales stabilization over the last several months and are seeing some positive indicators that the industry is moving closer to a rebound. I am pleased with the many actions behind the restructuring initiative and related actions that our team has launched to right-size our business and become a leaner, more profitable company. We remain confident in the long-term strength of our business, as our disciplined approach to working capital and restructuring actions initiated in 2022 have put us in a healthy position heading into 2023 and beyond.”
Fourth Quarter 2022 Financial Results
Net sales in the fourth quarter of 2022 decreased to $61.5 million compared to $110.4 million in the fourth quarter of 2021, driven by a 42.9% decrease in volume of products sold resulting primarily from the industry recession, a 0.9% decline in price and mix of products sold resulting primarily from the sell-through of discounted lighting products, and a 0.5% decline from unfavorable foreign exchange rates.
As noted earlier, the Company initiated a restructuring in the fourth quarter of 2022 to streamline operations, reduce costs and improve efficiencies. Major initiatives include narrowing the Company's product and brand portfolio and relocating and consolidating certain manufacturing and distribution centers, including the pending closure of two Company locations, and contract terminations and amendments. The restructuring resulted in charges of $7.7 million in the fourth quarter of which approximately $6.1 million are non-cash. Hydrofarm expects the restructuring and related actions to result in cost savings of approximately $7.0 million annually.
Gross loss, which was impacted significantly by the aforementioned restructuring charges, was $(0.5) million, or (0.8)% of sales, during the fourth quarter of 2022 compared to $18.7 million of gross profit, or 16.9% of sales in the fourth quarter of 2021. Adjusted Gross Profit(1)(2) was $9.0 million or 14.7% of net sales, compared to $23.3 million or 21.1% in the fourth quarter of 2021. Gross profit and Adjusted gross profit(1)(2) were negatively impacted by $0.7 million in inventory reserves and related charges, as well as higher freight and labor costs as a percentage of net sales.
Selling, general and administrative (“SG&A”) expense was $26.2 million in the fourth quarter of 2022, or 42.6% of net sales, compared to $27.7 million in the fourth quarter of 2021, or 25.1% of net sales. Adjusted SG&A(1)(2) decreased to $17.4 million or 28.3% of net sales in the fourth quarter of 2022, compared to $18.4 million or 16.6% of net sales in the prior year period. SG&A and Adjusted SG&A(1)(2) were negatively impacted by $1.8 million in accounts receivable reserves and related charges in the fourth quarter of 2022. The decrease in Adjusted SG&A(1)(2) primarily relates to lower employee compensation costs, professional and outside services costs, and facilities costs, partially offset by an increase in insurance expense.
Net loss was $(35.3) million, $(0.78) per diluted share, or (57.4)% of net sales, in the fourth quarter of 2022, compared to a net loss of $(11.0) million, or $(0.25) per diluted share, or (10.0)% of net sales, in the fourth quarter of 2021. Net loss in the fourth quarter of 2022 was due to a significant decline in net sales compared to the prior year, as well as $7.7 million of restructuring costs and an additional $2.5 million of inventory and accounts receivable reserves and related charges. Adjusted Net Loss(1)(2) was $(20.5) million, or $(0.45) per diluted share, in the fourth quarter of 2022, compared to Adjusted Net Loss(1)(2) of $(0.5) million, or $(0.01) per diluted share, in the fourth quarter of 2021.
Adjusted EBITDA(1)(2) was $(8.4) million, or (13.6)% of net sales, in the fourth quarter of 2022, compared to $4.9 million, or 4.5% of net sales, in the fourth quarter of 2021. The decrease in Adjusted EBITDA(1)(2) was primarily related to significantly lower net sales, lower adjusted gross profit margin, and $2.5 million of inventory and accounts receivable reserves and related charges.
Balance Sheet and Liquidity
As of December 31, 2022, the Company had $21.3 million in cash and an aggregate principal amount of debt outstanding of $125.8 million which consisted of approximately $123.8 million in principal balance on its Term Loan and approximately $2.1 million in finance leases and other debt. In the fourth quarter, the Company generated net cash from operations, positive free cash flow and maintained a zero balance on its revolving credit facility. For the full twelve month period ended December 31, 2022, the Company generated net cash from operating activities of $22.0 million and positive Free Cash Flow(1) of $13.8 million, largely from favorable working capital management. The Company had approximately $40 million of available borrowing capacity on its revolving line of credit and was in compliance with all debt covenants as of December 31, 2022.

On January 10, 2023, the Company completed the sale and leaseback of real estate located in Eugene, Oregon (the “Eugene Property”) and received approximately $8.6 million in gross proceeds (the “Sale-Leaseback Transaction”). The Eugene Property serves as the manufacturing and processing site for certain of the Company’s grow media and nutrient brands. The Company intends to reinvest the net proceeds from the Sale-Leaseback Transaction into certain permitted investments, such as capital expenditures, which are expected to primarily support growth and productivity programs in 2023.
Full Year 2023 Outlook
The Company is providing the following outlook for the full fiscal year 2023:
•Net sales of approximately $290 million to $310 million, which assumes that average daily sales levels continue across the first quarter of 2023 at levels similar to those achieved in the fourth quarter of 2022 and a seasonal increase in average daily sales levels begins in early second quarter of 2023.
•Adjusted EBITDA(1) that is modestly positive for the full year.
•Free Cash Flow(1) that is positive for the full year.
Hydrofarm's 2023 outlook is predicated on several assumptions, including:
•Improved Adjusted Gross Profit(1) and Adjusted Gross Profit margin(1) resulting primarily from (i) cost savings associated with restructuring and related productivity initiatives and (ii) an expectation of minimal additional inventory and accounts receivable reserves or related charges.
•Capital expenditures of approximately $7 million to $9 million.
•Further reduction in inventory and net working capital helping to generate positive Free Cash Flow(1).
(1) Adjusted Gross (Loss) Profit, Adjusted Gross Profit Margin, Adjusted Net (Loss) Income, Adjusted EPS, Adjusted SG&A, Adjusted SG&A as a percent of net sales, Adjusted EBITDA, and Free Cash Flow are non-GAAP measures. See the “Reconciliation of Non-GAAP Measures” accompanying the release.
Conference Call
The Company will host a conference call to discuss financial results for the fourth quarter and full year 2022 today at 4:30 p.m. Eastern Time. Bill Toler, Chairman and Chief Executive Officer, and John Lindeman, Chief Financial Officer, will host the call.
The conference call can be accessed live over the phone by dialing 1-888-886-7786. The conference call will also be webcast live and archived on the corporate website at www.hydrofarm.com, under the “News & Events” section.
About Hydrofarm Holdings Group, Inc.
Hydrofarm is a leading independent manufacturer and distributor of branded hydroponics equipment and supplies for controlled environment agriculture, including grow lights, climate control solutions, growing media and nutrients, as well as a broad portfolio of innovative and proprietary branded products. For over 40 years, Hydrofarm has helped growers make growing easier and more productive. The Company’s mission is to empower growers, farmers and cultivators with products that enable greater quality, efficiency, consistency and speed in their grow projects.
Cautionary Note Regarding Forward-Looking Statements
Statements contained in this press release, other than statements of historical fact, which address activities, events and developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company’s management, and the Company’s assumptions regarding such performance and plans are “forward-looking statements” within the meaning of the U.S. federal securities laws that are subject to risks and uncertainties. These forward-looking statements generally can be identified as statements that include phrases such as “guidance,” “outlook,” “projected,” “believe,” “target,” “predict,” “estimate,” “forecast,” “strategy,” “may,” “goal,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Actual results could differ materially from the forward-looking information in this release due to a variety of factors, including, but not limited to:

The market in which we operate has been substantially adversely impacted by industry conditions, including oversupply and decreasing prices of the products the Company's end customers sell, which, in turn, has materially adversely impacted the Company's sales and other results of operations and which may continue to do so in the future; If industry conditions worsen or are sustained for a lengthy period, we could be forced to take additional impairment charges and/or inventory and accounts receivable reserves, which could be substantial, and, ultimately, we may face liquidity challenges; Although equity financing may be available, the current stock prices are at depressed levels and any such financing would be dilutive. The ongoing COVID-19 pandemic could have a material adverse effect on the Company’s business, results of operation, financial condition and/or cash flows; Interruptions in the Company's supply chain, whether due to COVID-19 or otherwise could adversely impact expected sales growth and operations; The highly competitive nature of the Company’s markets could adversely affect its ability to maintain or grow revenues; Certain of the Company’s products may be purchased for use in new or emerging industries or segments, including the cannabis industry, and/or be subject to varying, inconsistent, and rapidly changing laws, regulations, administrative and enforcement approaches, and consumer perceptions and, among other things, such laws, regulations, approaches and perceptions may adversely impact the market for the Company’s products; The market for the Company’s products has been impacted by conditions impacting its customers, including related crop prices and other factors impacting growers; Compliance with environmental and other public health regulations or changes in such regulations or regulatory enforcement priorities could increase the Company’s costs of doing business or limit the Company’s ability to market all of its products; Damage to the Company’s reputation or the reputation of its products or products it markets on behalf of third parties could have an adverse effect on its business; If the Company is unable to effectively execute its e-commerce business, its reputation and operating results may be harmed; The Company’s operations may be impaired if its information technology systems fail to perform adequately or if it is the subject of a data breach or cyber-attack; The Company may not be able to adequately protect its intellectual property and other proprietary rights that are material to the Company’s business; Acquisitions, other strategic alliances and investments could result in operating and integration difficulties, dilution and other harmful consequences that may adversely impact the Company’s business and results of operations. Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company’s annual, quarterly and other reports. The Company disclaims any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.

Contacts:
Investor Contact
Anna Kate Heller / ICR
ir@hydrofarm.com

Hydrofarm Holdings Group, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except share and per share amounts)

	Three months ended December 31,		Year ended December 31,
	2022	2021	2022	2021
Net sales	$61,461	$110,409	$344,501	$479,420
Cost of goods sold	61,934	91,725	315,165	377,934
Gross (loss) profit	(473)	18,684	29,336	101,486
Operating expenses:
Selling, general and administrative	26,197	27,690	118,604	104,185
Impairments	—	—	192,328	—
Loss from operations	(26,670)	(9,006)	(281,596)	(2,699)
Interest expense	(3,095)	(1,862)	(10,958)	(2,138)
Loss on debt extinguishment or modification	(145)	—	(145)	(680)
Other (expense) income, net	(130)	(290)	841	(204)
Loss before tax	(30,040)	(11,158)	(291,858)	(5,721)
Income tax (expense) benefit	(5,228)	112	6,443	19,137
Net (loss) income	$(35,268)	$(11,046)	$(285,415)	$13,416

Net (loss) income per share:
Basic	$(0.78)	$(0.25)	$(6.35)	$0.34
Diluted	$(0.78)	$(0.25)	$(6.35)	$0.31
Weighted-average shares of common stock outstanding:
Basic	45,175,161	44,424,748	44,974,856	39,991,809
Diluted	45,175,161	44,424,748	44,974,856	42,989,195

Hydrofarm Holdings Group, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share and per share amounts)

	December 31,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$21,291	$26,607
Restricted cash	—	1,777
Accounts receivable, net	17,227	41,484
Inventories	111,398	189,134
Note receivable	—	622
Prepaid expenses and other current assets	5,032	9,760
Total current assets	154,948	269,384
Property, plant and equipment, net	51,135	50,473
Operating lease right-of-use assets	65,265	45,245
Goodwill	—	204,868
Intangible assets, net	300,366	314,819
Other assets	1,845	6,453
Total assets	$573,559	$891,242
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$13,633	$26,685
Accrued expenses and other current liabilities	13,208	33,996
Deferred revenue	3,654	18,273
Current portion of lease liabilities	9,099	7,198
Current portion of long-term debt	2,011	2,263
Total current liabilities	41,605	88,415
Long-term lease liabilities	56,299	38,595
Long-term debt	118,661	119,517
Deferred tax liabilities	2,685	5,631
Other long-term liabilities	4,428	3,904
Total liabilities	223,678	256,062
Commitments and contingencies
Stockholders’ equity
Common stock ($0.0001 par value; 300,000,000 shares authorized; 45,197,249 and 44,618,357 shares issued and outstanding at December 31, 2022, and December 31, 2021, respectively)	5	4
Additional paid-in capital	783,042	777,074
Accumulated other comprehensive loss	(7,235)	(1,382)
Accumulated deficit	(425,931)	(140,516)
Total stockholders’ equity	349,881	635,180
Total liabilities and stockholders’ equity	$573,559	$891,242

Hydrofarm Holdings Group, Inc.
RECONCILIATION OF NON-GAAP MEASURES
(In thousands, except share and per share amounts)
(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2022	2021	2022	2021
Reconciliation of Adjusted Gross Profit:
Gross (Loss) Profit (GAAP)	$(473)	$18,684	$29,336	$101,486
Distribution center exit costs and other[1]	—	721	—	721
Depreciation, depletion and amortization[2]	1,761	1,463	6,370	3,201
Restructuring expenses[3]	7,466	—	7,466	—
Severance and other[4]	—	—	238	—
Acquisition and integration expenses[5]	280	2,435	4,772	4,469
Adjusted Gross Profit (Non-GAAP)	$9,034	$23,303	$48,182	$109,877

As a percent of net sales:
Gross (Loss) Profit Margin (GAAP)	(0.8)%	16.9%	8.5%	21.2%
Adjusted Gross Profit Margin (Non-GAAP)	14.7%	21.1%	14.0%	22.9%
Gross Profit (GAAP) and Adjusted Gross Profit (Non-GAAP) for the three months and year ended December 31, 2022, were negatively impacted by $0.7 million and $18.5 million, respectively, of inventory reserves and related charges.

	Three months ended December 31,		Year ended December 31,
	2022	2021	2022	2021
Reconciliation of Adjusted SG&A:
Selling, general and administrative (GAAP)	$26,197	$27,690	$118,604	$104,185
Distribution center exit costs and other[1]	—	1,592	1,412	1,920
Depreciation, depletion and amortization[2]	6,551	4,833	35,157	11,733
Restructuring expenses[3]	221	—	221	—
Severance and other[4]	—	35	986	297
Acquisition and integration expenses[5]	300	961	2,910	19,741
Stock-based compensation[6]	1,709	1,887	8,543	5,750
Investor warrant solicitation fees[7]	—	—	—	1,949
Adjusted SG&A (Non-GAAP)	$17,416	$18,382	$69,375	$62,795

As a percent of net sales:
SG&A (GAAP)	42.6%	25.1%	34.4%	21.7%
Adjusted SG&A (Non-GAAP)	28.3%	16.6%	20.1%	13.1%
SG&A (GAAP) and Adjusted SG&A (Non-GAAP) for the three months and year ended December 31, 2022, were negatively impacted by $1.8 million and $2.9 million, respectively, of accounts receivable reserves and related charges.

	Three months ended December 31,		Year ended December 31,
	2022	2021	2022	2021
Reconciliation of Adjusted EBITDA:
Net (loss) income (GAAP)	$(35,268)	$(11,046)	$(285,415)	$13,416
Interest expense	3,095	1,862	10,958	2,138
Income tax expense (benefit)	5,228	(112)	(6,443)	(19,137)
Distribution center exit costs and other[1]	—	2,313	1,412	2,641
Depreciation, depletion and amortization[2]	8,312	6,296	41,527	14,934
Impairments[8]	—	—	192,328	—
Restructuring expenses[3]	7,687	—	7,687	—
Severance and other[4]	—	35	1,224	297
Acquisition and integration expenses[5]	580	3,396	7,682	24,210
Other expense (income), net[9]	130	290	(841)	204
Stock-based compensation[6]	1,709	1,887	8,543	5,750
Loss on debt extinguishment or modification[10]	145	—	145	680
Investor warrant solicitation fees[7]	—	—	—	1,949
Adjusted EBITDA (Non-GAAP)	$(8,382)	$4,921	$(21,193)	$47,082

As a percent of net sales:
Net (loss) income (GAAP)	(57.4)%	(10.0)%	(82.8)%	2.8%
Adjusted EBITDA (Non-GAAP)	(13.6)%	4.5%	(6.2)%	9.8%
Net Loss (GAAP) and Adjusted EBITDA (Non-GAAP) for the three months and year ended December 31, 2022, were negatively impacted by $2.5 million and $21.4 million, respectively, of inventory and accounts receivable reserves and related charges.

	Three months ended December 31,		Year ended December 31,
	2022	2021	2022	2021
Reconciliation of Adjusted Net (loss) income:
Net (loss) income (GAAP)	(35,268)	(11,046)	(285,415)	13,416
Distribution center exit costs and other[1]	—	2,313	1,412	2,641
Depreciation, depletion and amortization[2]	6,885	4,547	35,256	8,298
Impairments[8]	—	—	192,328	—
Restructuring expenses[3]	7,687	—	7,687	—
Severance and other[4]	—	35	1,224	297
Acquisition and integration expenses[5]	580	3,396	7,682	24,210
Stock-based compensation[6]	1,709	1,887	8,543	5,750
Loss on debt extinguishment or modification[10]	145	—	145	680
Investor warrant solicitation fees[7]	—	—	—	1,949
Income tax effect of adjustments[11] and discrete tax benefits[12]	(2,210)	(1,583)	(20,111)	(26,482)
Adjusted Net (loss) income (Non-GAAP)	$(20,472)	$(451)	$(51,249)	$30,759

	Three months ended December 31,		Year ended December 31,
	2022	2021	2022	2021
Reconciliation of Adjusted EPS:
Net (loss) income per share ("EPS") - Diluted (GAAP):	$(0.78)	$(0.25)	$(6.35)	$0.31
Impact of adjustments to Net (loss) income (above)	0.33	0.24	5.21	0.41
Adjusted Net (loss) income per share - Diluted (Non-GAAP):	$(0.45)	$(0.01)	$(1.14)	$0.72

Diluted weighted-average shares outstanding:	45,175,161	44,424,748	44,974,856	42,989,195

	Three months ended December 31,		Year ended December 31,
	2022	2021	2022	2021
Reconciliation of Free Cash Flow:
Net cash from (used in) operating activities (GAAP):	$6,499	$(27,557)	$21,989	$(45,067)
Capital expenditures for property, plant and equipment (GAAP)	(1,116)	(2,333)	(8,229)	(5,402)
Free Cash Flow (non-GAAP):	$5,383	$(29,890)	$13,760	$(50,469)
Notes to GAAP to Non-GAAP reconciliations presented above (Adjusted Gross Profit, Adjusted SG&A, Adjusted EBITDA, Adjusted Net (loss) income, Adjusted Net (loss) income per share - Diluted, and Free Cash Flow):
1.For the 2022 and 2021 periods presented, this relates to costs incurred to exit and relocate distribution centers in California and Pennsylvania including lease exit costs, transportation, and labor related costs.
2.Depreciation, depletion and amortization increased significantly over the prior year due primarily to several acquisition related purchase-accounting adjustments impacting the year ended December 31, 2022. For purposes of computing adjusted net (loss) income for the periods presented, the Company is including only the amortization and depreciation expense amounts relating to 2021 acquisitions for comparability to the prior year.
3.During the year ended December 31, 2022, the Company recorded pre-tax charges of $6.8 million relating to the inventory markdowns of products and brands being removed from our portfolio, which is primarily non-cash, and $0.9 million relating primarily to the relocation and termination of certain facilities in Canada, which are primarily cash charges.

4.Severance and other primarily consists of severance costs incurred during the year ended December 31, 2022, related to workforce reductions to optimize our cost structure. Severance and other primarily consists of costs related to an aborted financing during the year ended December 31, 2021.
5.For the year ended December 31, 2022, acquisition and integration expenses include non-cash purchase accounting inventory adjustments for House and Garden, Aurora, Greenstar and Innovative Growers Equipment of $4.8 million, and acquisition and integration consulting, transaction services and legal fees incurred for the completed Heavy 16, House and Garden, Aurora, Greenstar, and Innovative Growers Equipment acquisitions and certain potential acquisitions of $4.5 million, partially offset by the change in fair value of contingent consideration for Aurora of ($1.6 million). For the prior year period, acquisition and integration expenses primarily include investment banking, consulting, transaction services and legal fees incurred for the completed Heavy 16, House & Garden, Aurora, Greenstar, and Innovative Growers Equipment acquisitions and certain potential acquisitions, including non-cash purchase accounting inventory adjustments of $4.5 million, partially offset by the change in fair value of contingent consideration for Aurora of ($2.5 million) for the year ended December 31, 2021.
6.Includes stock-based compensation expense and related employer payroll taxes on stock-based compensation for the periods presented.
7.Reflects the elimination of investor warrant solicitation fees.
8.The Company completed its goodwill impairment testing and recorded an impairment charge of $189.6 million during the year ended December 31, 2022, due to market softness in demand in the U.S. and Canada. Additionally, during the year ended December 31, 2022, the Company recorded an impairment primarily related to a $2.6 million charge associated with a note receivable that originated in 2019 associated with a third party independent processor serving the CBD market.
9.Other (income) expense, net relates primarily to foreign currency exchange rate gains and losses and other non-operating income and expenses.
10.For the year ended December 31, 2022, loss on debt extinguishment or modification resulted primarily from the write-off of unamortized deferred financing costs associated with the modification of the JPMorgan Revolving Loan Facility entered into during the fourth quarter of 2022, which reduced our borrowing capacity from $100 million to $75 million. For the year ended December 31, 2021, loss on debt extinguishment or modification resulted primarily from the write-off of unamortized deferred financing costs associated with the termination of the Encina Credit Facility.
11.Reflects the income tax effect related to adjustments to net (loss) income at the normalized tax rate of 13%, which reflects an estimated tax rate based on the nature of these adjustments. The impairments recorded during the year ended December 31, 2022 are excluded from these income tax effects as income tax benefits are presented discretely.
12.For the year ended December 31, 2022, the Company recorded discrete income tax benefits of approximately $12.1 million related to measurement period adjustments associated with 2021 acquisitions and certain tax benefits related to goodwill impairment.

Non-GAAP Financial Measures
We report our financial results in accordance with generally accepted accounting principles in the U.S. (“GAAP”). Management believes that certain non-GAAP financial measures provide investors with additional useful information in evaluating our performance and that excluding certain items that may vary substantially in frequency and magnitude period-to-period from net (loss) income provides useful supplemental measures that assist in evaluating our ability to generate earnings and to more readily compare these metrics between past and future periods. These non-GAAP financial measures may be different than similarly titled measures used by other companies.

To supplement our condensed consolidated financial statements which are prepared in accordance with GAAP, we use "Adjusted EBITDA", "Adjusted Gross Profit", "Adjusted SG&A", "Adjusted Net (loss) income", "Adjusted Net (loss) income per diluted share" or "Adjusted EPS", and "Free Cash Flow" which are non-GAAP financial measures. We also present certain of these non-GAAP metrics as a percentage of net sales. Our non-GAAP financial measures should not be considered in isolation from, or as substitutes for, financial information prepared in accordance with GAAP. There are several limitations related to the use of our non-GAAP financial measures as compared to the closest comparable GAAP measures.

We define Adjusted EBITDA (non-GAAP) as net (loss) income (GAAP) excluding interest expense, income taxes, depreciation, depletion and amortization, stock-based compensation including employer payroll taxes on stock-

based compensation and other non-cash, unusual and/or infrequent costs (i.e., restructuring, impairments, severance and other expenses, acquisition and integration expenses, distribution center exit costs, loss on debt extinguishment or modification, investor warrant solicitation fees, and other income/expense, net), which we do not consider in our evaluation of ongoing operating performance.

We define Adjusted EBITDA (non-GAAP) as a percent of net sales as adjusted EBITDA (as defined above) divided by net sales realized in the respective period.

We define Adjusted Gross Profit (non-GAAP) as gross profit (GAAP) excluding depreciation, depletion, and amortization, and other non-cash, unusual and/or infrequent costs (i.e., severance and other expenses, and acquisition and integration expenses), which we do not consider in our evaluation of ongoing operating performance.

We define Adjusted Gross Profit Margin (non-GAAP) as a percent of net sales as adjusted Gross Profit Margin (as defined above) divided by net sales realized in the respective period.

We define Adjusted SG&A (non-GAAP) as SG&A (GAAP) excluding depreciation, depletion, and amortization, and other non-cash, unusual and/or infrequent costs (i.e., impairment, severance and other expenses, acquisition and integration expenses, stock-based compensation including employer payroll taxes on stock-based compensation, investor warrant solicitation fees, and distribution center exit costs), which we do not consider in our evaluation of ongoing operating performance.

We define Adjusted SG&A (non-GAAP) as a percent of net sales as Adjusted SG&A (as defined above) divided by net sales realized in the respective period.

We define Adjusted Net (loss) income (non-GAAP) as net (loss) income excluding adjustments to stock-based compensation and employer payroll taxes on stock-based compensation, and certain other non-cash, unusual and/or infrequent costs including those relating to our five acquisitions in 2021 (i.e., Depreciation, depletion and amortization related to acquisitions, impairment, severance and other expenses, acquisition and integration expenses, loss on debt extinguishment or modification, investor warrant solicitation fees and distribution center exit costs), which we do not consider in our evaluation of ongoing operating performance, and the income tax impact resulting from the above adjustments to net (loss) income.

We define Adjusted Net (loss) income per share - Diluted (non-GAAP) or Adjusted EPS (non-GAAP) as adjusted net (loss) income as defined above divided by the weighted average diluted shares outstanding.

We define Free Cash Flow (non-GAAP) as Net cash from (used in) operating activities less capital expenditures for property, plant and equipment. We believe this provides additional insight into the Company's ability to generate cash and maintain liquidity. However, Free Cash Flow does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service our debt or other cash flows from financing activities. For the three months ended September 30, 2022, cash flow from operating activities was $8.2 million, less capital expenditures for property, plant, and equipment of approximately $2.6 million, yielded positive Free Cash Flow of $5.6 million. For the three months ended June 30, 2022, cash flow from operating activities was $17.4 million, less capital expenditures for property, plant, and equipment of approximately $2.0 million, yielded positive Free Cash Flow of $15.4 million.

The Company defines net debt as total debt principal outstanding less cash, cash equivalents and restricted cash.